Exhibit 10.9

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of August 11, 2005 by and among Rainier Acquisition Corp., a Delaware corporation (“Merger Sub”), LCI Holdco LLC, a Delaware limited liability company (“Holdco”), LCI Intermediate Holdco, Inc., a Delaware corporation (“Intermediate”), LCI Holding Company, Inc., a Delaware corporation (“Holdings” and, together with the Merger Sub, Holdco and Intermediate, and with LifeCare Holdings, Inc., a Delaware corporation (“LifeCare Holdings” or the “Company”) as successor by merger to Merger Sub, the “LifeCare Corporations”), and TC Group IV, L.L.C., a Delaware limited liability company (the “Manager”).

RECITALS

WHEREAS, Holdings, Intermediate, Holdco and Merger Sub have been formed for the purpose of acquiring (the “Acquisition”) all of the outstanding shares of capital stock of LifeCare Holdings, all on the terms and subject to the conditions of that certain Agreement and Plan of Merger dated as of July 19, 2005 (as amended, restated, supplemented or otherwise modified, the “Merger Agreement”) among LifeCare Holdings, Merger Sub, Holdco and the Representative (as defined in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into LifeCare Holdings with LifeCare Holdings surviving as a wholly-owned subsidiary of Holdco;

WHEREAS, to enable Holdings, Intermediate, Holdco and Merger Sub to engage in the Acquisition and related transactions, the Manager provided financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations (the “Financial Advisory Services”); and

WHEREAS, the LifeCare Corporations want to retain the Manager to provide certain management and advisory services to the LifeCare Corporations, and the Manager is willing to provide such services on the terms set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. The Manager hereby agrees that, during the Term (as defined below), it will provide the following consulting and management advisory services to the LifeCare Corporations as requested from time to time by the Boards of Directors of the LifeCare Corporations:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the LifeCare Corporations with financing on terms and conditions satisfactory to the LifeCare Corporations;

(b) financial, managerial and operational advice in connection with the Company’s day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company and its subsidiaries;

(c) advice in connection with financing, acquisition, disposition, merger, combination and change of control transactions involving any of the LifeCare Corporations or any of their respective direct or indirect subsidiaries or affiliates (however structured); and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Manager and the LifeCare Corporations may from time to time agree in writing.

The Manager shall devote such time and efforts to the performance of services contemplated hereby as the Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Manager on a weekly, monthly, annual or other basis. The LifeCare Corporations acknowledge that the Manager’s services are not exclusive to any of the LifeCare Corporations and that the Manager will render similar services to other persons and entities. The Manager and the LifeCare Corporations understand that the LifeCare Corporations may, at times, engage one or more investment bankers or financial advisors to provide services in addition to, but not in lieu of, services provided by the Manager under this Agreement (including those services described in Section 2(c)). In providing services to the LifeCare Corporations, the Manager will act as an independent contractor, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) The LifeCare Corporations, jointly and severally, will pay to the Manager (or such affiliates as it may designate), in consideration of the Manager providing the Financial Advisory Services, an aggregate transaction fee (the “Transaction Fee”) in the amount of $6,000,000, such fee being payable at the closing of the Acquisition.

(b) During the Term, the LifeCare Corporations, jointly and severally, will pay to the Manager (or such affiliates as it may designate), an aggregate annual periodic fee (the “Periodic Fee”) of $500,000 in exchange for the ongoing services provided by the Manager under this Agreement, such fee being payable by the Company quarterly in advance on or before the start of each calendar quarter; provided, however, that the Periodic Fee for the period from the date hereof through

September 30, 2005 shall be prorated based upon the number of days in such period and shall paid at the closing of the Acquisition. The Periodic Fee shall be non-refundable.

(c) During the Term, the Manager will advise the LifeCare Corporations in connection with financing, acquisition, disposition, merger, combination and change of control transactions involving any of the LifeCare Corporations or any of their respective direct or indirect subsidiaries or affiliates (however structured), and the LifeCare Corporations, jointly and severally, will pay to the Manager (or such affiliates as it may designate) a fee equal to one percent (1%) of the gross purchase price of the transaction (including all liabilities assumed or otherwise included in the transaction) (the “Subsequent Fee”) in connection with each such transaction (which fee shall be in addition to, and not in lieu of, the full payment of fees in clauses (a) and (b) above), such fee to be due and payable for the foregoing services at the closing of such transaction; provided, that after the Term the LifeCare Corporations, jointly and severally, will pay to the Manager (or such affiliates as it may designate) the Subsequent Fee in connection with each transaction that (a) was contemplated at the time of termination of the Agreement and (b) is consummated after such termination.

Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the account specified on Schedule 1 hereto, or to such other account(s) as the Manager may specify to the Company in writing prior to such payment.

3. Term. This Agreement shall continue in full force and effect until December 31, 2015 (as extended or terminated as provided below, the “Term”); provided that this Agreement shall be automatically extended each December 31 for an additional year unless the LifeCare Corporations or the Manager provides written notice of its desire not to automatically extend the term of this Agreement to the other parties hereto at least 90 days prior to such December 31; provided, however, that the Manager may cause this Agreement to terminate at any time. In the event of a termination of this Agreement, the LifeCare Corporations, jointly and severally, shall pay the Manager (or such affiliates as it may designate) (i) all unpaid Periodic Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above) and expenses (pursuant to Section 4(a) below) due with respect to periods prior to the date of termination plus (ii) an amount equal to the Periodic Fees that would have been payable with respect to the period from the date of termination until the expiration date in effect immediately prior to such termination. Sections 2(c), 3, 4 and 5 of this Agreement shall survive any termination of this Agreement.

4. Expenses; Indemnification.

(a) Expenses. The LifeCare Corporations, jointly and severally, will pay on demand all Reimbursable Expenses. As used herein, “Reimbursable Expenses” means all (i) expenses incurred or accrued prior to the date on which the transactions contemplated by the Merger Agreement are consummated (the “Closing Date”) by the Manager or its affiliates in connection with this Agreement, the Acquisition or any related transactions, consisting of their respective out-of-pocket expenses and the fees and charges of (A) Ropes & Gray LLP, (B) PricewaterhouseCoopers LLP, (C) local and foreign counsel, and (D) other due diligence advisors, (ii) reasonable out-of-pocket expenses incurred from and after the Closing Date relating to the Manager’s affiliated funds’ investment in, the operations of, or the services provided by the Manager to, the LifeCare Corporations or any of its affiliates from time to time, (iii) reasonable out-of-pocket legal expenses incurred by the Manager or its affiliates from and after the Closing Date in connection with the enforcement, preservation or analysis of rights or taking of actions under this Agreement, the LifeCare Corporations’ certificates of incorporation or bylaws or other organizational documents, the Subscription Agreement, the Stockholders Agreement or the Registration Rights Agreement, and (iv) expenses incurred from and after the Closing Date by the Manager or any of its affiliates which the Manager determines is properly allocable to the LifeCare Corporations under this Agreement.

As used in this Agreement, “Subscription Agreement” means the Investor Subscription Agreement dated August 11, 2005 among Holdings, Intermediate, Holdco, Merger Sub and the Subscribers (as defined in the Investor Subscription Agreement), “Stockholders Agreement” means the Stockholders Agreement dated August 11, 2005 among Holdings, Intermediate, Holdco, Merger Sub and certain stockholders of Holdings, and “Registration Rights Agreement” means the Registration Rights Agreement dated August 11, 2005 among Holdings, Intermediate, Holdco, Merger Sub and certain stockholders of Holdings.

(b) Indemnity and Liability. The LifeCare Corporations, jointly and severally, will indemnify, exonerate and hold the Manager, and each of its partners, shareholders, members, affiliates (other than Holdings and its subsidiaries), directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, affiliates (other than Holdings and its subsidiaries), directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Acquisition, any transaction to which a LifeCare Corporation is a party or any other circumstances with respect to a LifeCare Corporation or (ii) operations of, or services provided by the Manager to, the LifeCare Corporations or any of their respective affiliates from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Representative (as defined in the Merger Agreement) or any former securityholder of LifeCare Holdings, the debt financers of the LifeCare Corporations or any of their respective accountants or other representatives, agents or affiliates); provided that the foregoing indemnification rights shall not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct, and further provided that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the LifeCare Corporations hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 4(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the LifeCare Corporations, then such payments shall be promptly repaid by such Indemnitee to the LifeCare Corporations. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. None of the Indemnitees shall in any event be liable to the LifeCare Corporations or any of their respective affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct. If the Indemnitees are similarly situated with respect to their interests in connection with a matter that may be an Indemnified Liability and such Indemnified Liability is not based on a Third-Party Claim, the Indemnitees may enforce their rights pursuant to this Section 4(b) with respect to such matter only with the consent of the Manager. In this Agreement, “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, or other entity of any kind. A “Third-Party Claim” means any (i) claim brought by a Person other than a LifeCare Corporation, the Manager or any Indemnitee and (ii) any derivative claim brought in the name of a LifeCare Corporation that is initiated by a Person other than the Manager or any Indemnitee related to the Manager.

5. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. The Manager make no representations or warranties, express or implied, in respect of the services to be provided by the Manager hereunder. In no event shall the Manager be liable to the LifeCare Corporations or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Manager as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Manager and its Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Manager or its Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that the Manager and its Indemnitees have myriad duties to various investors and partners, and in anticipation that the LifeCare Corporations, on the one hand, and the Manager (or one or more affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the LifeCare Corporations hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(b) are set forth to regulate, define and guide the conduct of certain affairs of the LifeCare Corporations as they may involve the Manager and its Indemnitees. Except as the Manager may otherwise agree in writing after the date hereof:

(i) The Manager and its Indemnitees shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any of its subsidiaries), (B) to directly or indirectly do business with any client or customer of the Company or any of its subsidiaries, (C) to take any other action that the Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5(b), and (D) not to present potential transactions, matters or business opportunities to the LifeCare Corporations or any of their respective subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(ii) The Manager and its Indemnitees shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the LifeCare Corporations or any of their respective affiliates or to refrain from any actions specified in Section 5(b)(i), and the LifeCare Corporations, on their own behalf and on behalf of their respective affiliates, hereby renounce and waive any right to require the Manager or any of its Indemnitees to act in a manner inconsistent with the provisions of this Section 5(b).

(iii) Neither the Manager nor any of its Indemnitees shall be liable to the LifeCare Corporations or any of their respective affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(b) or of any such person’s participation therein.

(c) Limitation of Liability. In no event will the Manager or any of its Indemnitees be liable to the LifeCare Corporations or any of their respective affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by the Manager hereunder.

(d) Certain Limits. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall limit or modify any duty or liability of any Indemnitee to the Manager or to any Affiliate (other than Holdings and its subsidiaries) of the Manager.

6. Assignment, etc. Except as provided below, none of the parties hereto shall have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, the Manager may assign all or part of its rights and obligations hereunder to any of its affiliates which provides services similar to those called for by this

Agreement, in which event the Manager shall be released of all or a part of its rights to fees under Section 2 and reimbursement of expenses under Section 4(a) and all or a part of its obligations hereunder. This Agreement shall bind and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that the provisions hereof for the benefit of Indemnitees of the Manager shall inure to the benefit of and be enforceable by such Indemnitees and their successors.

7. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by the Manager and the LifeCare Corporations; provided, that the Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by the Manager, such waived portion shall revert to the LifeCare Corporations. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8. Governing Law; Jurisdiction.

(a) Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b) Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, County of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10 hereof is reasonably calculated to give actual notice.

(c) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8(c) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(d) Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

9. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

10. Notice. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the business day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to a LifeCare Corporation, to it at:

LifeCare Holdings, Inc.

5560 Tennyson Parkway

Plano, TX 75024

Facsimile: (469) 241-2199

Attention: Legal Department

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 951-7050

Attention:	William A. Knowlton
R. Newcomb Stillwell
Craig E. Marcus

If to the Manager, to it at:

TC Group IV, L.L.C.

c/o The Carlyle Group

520 Madison Avenue, 42nd Floor

New York, New York 10022

Facsimile: (212) 381-4901

Attention:	W. Robert Dahl
Walter S. Jin
Eric Edell

with a copy to:

TC Group IV, L.L.C.

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Washington, DC 20004

Facsimile: (202) 347-1818

Attention:	John Harris
Jeremy Anderson

and a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 951-7050

Attention:	William A. Knowlton
R. Newcomb Stillwell
Craig E. Marcus

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 10 to each of the other parties hereto; provided, however, that any such notice of change of address shall be effective only upon receipt.

11. Severability. If in any proceedings a court shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

12. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

HOLDINGS:	LCI HOLDING COMPANY, INC.

	By:	/S/ W. EARL REED, III
	Name:	W. Earl Reed, III
Title:

INTERMEDIATE:	LCI INTERMEDIATE HOLDCO, INC.

	By:	/S/ W. EARL REED, III
	Name:	W. Earl Reed, III
Title:

HOLDCO:	LCI HOLDCO, LLC

	By:	/S/ W. EARL REED, III
	Name:	W. Earl Reed, III
Title:

MERGER SUB:	RAINIER ACQUISITION CORP.

	By:	/S/ W. EARL REED, III
	Name:	W. Earl Reed, III
Title:

THE MANAGER:	TC GROUP IV, L.L.C.

	BY:	TC Group, L.L.C.,
its sole member

	BY:	TCG Holdings, L.L.C.,
its managing member

	By:	/S/ WALTER JIN
	Name:	Walter Jin
Title:

The undersigned, as successor by merger to Rainier Acquisition Corp., hereby acknowledges and agrees that it is a party to and bound by this Agreement as fully as if it had been the original signatory hereto in the place and stead of Rainier Acquisition Corp.

THE COMPANY:	LIFECARE HOLDINGS, INC.

	By:	/S/ W. EARL REED III
	Name:	W. Earl Reed, III
Title: